Destra Investment Trust II

Amended and Restated
Multiple Class Plan
Adopted Pursuant to Rule 18f-3

Whereas, Destra Investment Trust II, a Massachusetts business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

Whereas, the Trust is authorized to and does issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets (the Trust’s series together with all other such series subsequently established by the Trust being referred to herein individually as a “Series” and collectively as the “Series”);

Whereas, the Trust is authorized to and has divided the shares of each Series into four classes, designated as Class A Shares, Class C Shares, Class P Shares and Class I Shares; and

Whereas, the Board of Trustees of the Trust as a whole, and the trustees who are not interested persons of the Trust (as defined in the Act) (the “Non-Interested Members”), after having been furnished and having evaluated information reasonably necessary to evaluate this Multiple Class Plan (the “Plan”), have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Series individually, and each Series and the Trust as a whole.

Now, Therefore, the Trust hereby adopts this Plan, effective the date hereof, in accordance with Rule 18f-3 under the Act:

Section 1. Class Differences.  Each class of shares of a Series shall represent interests in the same portfolio of investments of that Series and, except as otherwise set forth in this Plan, shall differ solely with respect to:  (i) distribution, service and other charges and expenses as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or for which the interests of one class differ from the interests of another class or classes; (iii) such differences relating to eligible investors as may be set forth in the prospectus and statement of additional information of each Series, as the same may be amended or supplemented from time to time (each a “Prospectus” and “SAI” and collectively, the “Prospectus” and “SAI”); (iv) the designation of each class of shares; and (v) conversion features.

Section 2. Distribution and Service Arrangements; Conversion Features.  Class A Shares, Class C Shares, Class P Shares and Class I Shares of each Series shall differ in the manner in which such shares are distributed and in the services provided to shareholders of each such class as follows:

(a)Class A Shares:

(i)Class A Shares shall be sold at net asset value subject to a front-end sales charge set forth in the Prospectus and SAI;

(ii)Class A Shares shall be subject to an annual distribution and/or service fee (“Distribution and/or Service Fee”) pursuant to a Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 (the “12b-1 Plan”) not to exceed 0.25 of 1% of the average daily net assets of the Series allocable to Class A Shares, which, as set forth in the Prospectus, SAI and the 12b-1 Plan, may be used to compensate certain authorized dealers for providing ongoing account services to shareholders or to reimburse Destra Capital Investments LLC, the Fund’s distributor, for certain expenses and for providing compensation to certain authorized dealers; and

(iii)Class A Shares may be offered from time to time at net asset value without a front-end sales load, the terms and conditions of such offer will be described in the Fund’s Prospectus or supplement thereto.  If the Class A Shares are sold on a load-waived basis, such Class A Shares redeemed within approximately twelve months of purchase shall be subject to a contingent deferred sales charge (“CDSC”) of 1% of the lower of the purchase price or redemption proceeds, as described in the Prospectus or supplement thereto.

(b)Class C Shares:

(i)Class C Shares shall be sold at net asset value without a front-end sales charge;

(ii)Class C Shares shall be subject to an annual service fee (“Service Fee”) pursuant to the 12b-1 Plan not to exceed 0.25 of 1% of the average daily net assets of the Series allocable to Class C Shares, which, as set forth in the Prospectus, SAI and the 12b-1 Plan, may be used to compensate certain authorized dealers for providing ongoing account services to shareholders;

(iii)Class C Shares shall be subject to an annual distribution fee (“Distribution Fee”) pursuant to the 12b-1 Plan not to exceed 0.75 of 1% of the average daily net assets of the Series allocable to Class C Shares, which, as set forth in the Prospectus, SAI and the 12b-1 Plan, will be used to reimburse Destra Capital Investments LLC for certain expenses and for providing compensation to certain authorized dealers; and

(iv)Class C Shares redeemed within 12 months of purchase shall be subject to a CDSC of 1% of the lower of (a) the net asset value of Class C Shares at the time of purchase or (b) the net asset value of Class C Shares at the time of redemption, as set forth in the Prospectus and SAI.

(c)Class P Shares

(i) Class P Shares shall be sold at net asset value without a front-end sales charge; and

(ii)Class P Shares shall be subject to a Distribution and/or Service Fee pursuant to the 12b-1 Plan not to exceed 0.25 of 1% of the average daily net assets of the Series allocable to Class P Shares, which, as set forth in the Prospectus, SAI and the 12b-1 Plan, may be used to compensate certain authorized dealers for providing ongoing account services to shareholders or to reimburse Destra Capital Investments LLC for certain expenses and for providing compensation to certain authorized dealers.

(d)Class I Shares:

(i) Class I Shares shall be sold at net asset value without a front-end sales charge;

(ii)Class I Shares shall not be subject to a Service Fee; and

(iii)Class I Shares shall not be subject to a Distribution Fee.

Section 3.Allocation of Income, Expenses, Gains and Losses.

(a)Investment Income, and Realized and Unrealized Gains and Losses.  The daily investment income, and realized and unrealized gains and losses, of a Series will be allocated to each class of shares based on each class’ relative percentage of the total value of shares outstanding of the Series at the end of the prior day.

(b)Series Level Expenses.  Expenses that are attributable to a Series, but not a particular class thereof (“Series level expenses”), will be allocated to each class of shares based on each class’ relative percentage of the total value of shares outstanding of the Series at the end of the prior day.  Series level expenses include fees for services that are received equally by the classes under the same fee arrangement.  All expenses attributable to a Series that are not “class level expenses” (as defined below) shall be Series level expenses, including but not limited to transfer agency fees and expenses, share registration expenses, and shareholder reporting expenses.

(c)Class Level Expenses.  Expenses that are directly attributable to a particular class of shares, including the expenses relating to the distribution of a class’ shares, or to services provided to the shareholders of a class, as set forth in Section 2 of this Plan, will be incurred by that class of shares.  Class level expenses include expenses for services that are unique to a class of shares in either form or amount.  “Class level expenses” shall include, but not be limited to, 12b-1 Service Fees, 12b-1 Distribution Fees, expenses associated with the addition of share classes to a Series (to the extent that the expenses were not fully accrued prior to the issuance of the new classes of shares), expenses of administrative personnel and services required to support the shareholders of a specific class, litigation or other legal expenses relating to a specific class of shares, directors’ fees or expenses incurred as a result of issues relating to a specific class of shares, and accounting expenses relating to a specific class of shares.

(d)Fee Waivers and Expense Reimbursements.  On a daily basis, if the Series level expenses and the class level expenses (not including 12b-1 plan payments) exceed the daily expense cap for the Series, an appropriate waiver/reimbursement will be made to the Series.  The amount of such reimbursement to each class will be in an amount such that the expenses of the class with the highest expense ratio (excluding Service Fees and Distribution Fees) will be equal to the daily expense cap after reimbursement.  The expense reimbursement will be allocated to each class of shares based on each class’ relative percentage of the total value of shares outstanding of the Series at end of the prior day.

Section 4. Exchange Privilege.  Shares of a class of a Series may be exchanged only for shares of the same class of another Series, except as otherwise set forth in the Prospectus and SAI.

Section 5.Term and Termination.

(a)The Series.  This Plan shall become effective with respect to each Series on the date hereof, and shall continue in effect with respect to such Class A Shares, Class C Shares, Class P Share and Class I Shares of each such Series until terminated in accordance with the provisions of Section 5(c) hereof.

(b)Additional Series or Classes.  This Plan shall become effective with respect to any class of shares of a Series other than Class A Shares, Class C Shares, Class P Shares and Class I Shares and with respect to each additional Series or class thereof established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional Series or class by votes of a majority of both (i) the members of the Board of Trustees of the Trust, as a whole, and (ii) the Non-Interested Members, cast at a meeting held before the initial public offering of such additional Series or classes thereof), and shall continue in effect with respect to each such additional Series or class until terminated in accordance with provisions of Section 5(c) hereof.  An addendum setting forth such specific and different terms of such additional series or classes shall be attached to or made part of this Plan.

(c)Termination.  This Plan may be terminated at any time with respect to the Trust or any Series or class thereof, as the case may be, by vote of a majority of both the Board of Trustees of the Trust, as a whole, and the Non-Interested Members.  The Plan may remain in effect with respect to the Trust or any Series or class thereof even if it has been terminated in accordance with this Section 5(c) with respect to any Series or class thereof.

Section 6. Subsequent Series.  The parties hereto intend that any open-end investment company established subsequent to the date set forth below for which Destra Capital Advisors LLC acts as investment adviser (each a “Future Series”), will be covered by the terms and conditions of this Plan, provided that the Board of Trustees of the Trust on behalf of such Future Series as a whole, and the Non-Interested Members of such Future Series, after having been furnished and having evaluated information reasonably necessary to evaluate the Plan, have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of such Future Series individually, and each Future Series and Trust as a whole.

Section 7.Amendments.

(a)General.  Except as set forth below, any material amendment to this Plan affecting a Trust or Series or class thereof shall require the affirmative vote of a majority of both the members of the Board of Trustees of the Trust, as a whole, and the Non-Interested Members that the amendment is in the best interests of each class of each Series individually and each Series and Trust as a whole.

(b)Future Series.  Any amendment to the Plan solely for the purpose of adding a Future Series as a party hereto in accordance with Section 6, will not require any action by the Board of Trustees of the Trust.

As amended, February 1, 2012